EXHIBIT 10.8

As approved on April 29, 2026

PINNACLE BANK
CHANGE OF CONTROL SEVERANCE PLAN

Effective as of May 1, 2026 (the “Effective Date”)

1. Purpose and Term.

a. Purpose of the Plan. The purpose of this Pinnacle Bank Change of Control Severance Plan (the “Plan”) is to provide certain protections to Participants (as defined herein) in the event of a Change of Control (as defined below). This Plan is intended to ensure the continued dedication of Participants, minimize distraction during a pending or threatened Change of Control, and provide appropriate compensation and benefits arrangements upon a Change of Control that are competitive with those of other corporations. Because the only persons who may participate in this Plan are members of a select group of management or highly compensated employees, this Plan is not subject to Parts 2, 3 and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974.

b. Term of Plan. The Plan shall be effective as of the Effective Date, but subject to amendment from time to time in accordance with Section 13. The Plan shall continue until terminated pursuant to Section 13 of the Plan.

2. Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

a. “AIP” means the Bank’s short-term cash-based annual incentive plan, as such plan may be modified from time to time.

b. “Annual Base Salary” means the Participant’s annual base salary as in effect immediately prior to the Participant’s termination. Annual Base Salary shall not include taxable or nontaxable perquisites or fringe benefits, stock awards, bonus, commission or other incentive pay, or any payments which are not made on each regular payday, regardless of how such payments may be characterized.

c. “Annual Commission” means the Participant’s annual commissions earned and paid under the Commission Plan.

d. “Annual Incentive” means the Participant’s annual, cash-based incentive payment under the AIP.

e. “Annual Incentive Amount” means (i) for a Participant in the AIP, an amount equal to the Participant’s Target Annual Incentive or (ii) for a Participant in the Commission Plan, an amount equal to the Average Annual Commission.

f. “Average Annual Commission” means the average of the Annual Commissions received by the Participant for the three fiscal years immediately preceding the fiscal year in which the Participant’s date of termination occurs.

g. “Bank” means Pinnacle Bank, a wholly-owned subsidiary of Pinnacle Financial Partners, Inc. (the “Holding Company”).

h. “Change of Control Period” means the period commencing on the Change of Control and ending on the second anniversary of the Change of Control. Anything in this Plan to the contrary notwithstanding, if a Change of Control occurs and if the Participant’s employment with the Bank is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by Participant that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Plan the “Change of Control” shall mean the date immediately prior to the date of such termination of employment.

i. “Cause” means a good faith determination by the Chief Executive Officer of the Bank that any of the following has occurred:

(1) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Bank or one of its affiliates after a written notice is delivered to the Participant by the Chief Executive Officer of the Bank which sets forth with reasonable particularity the manner in which the Chief Executive Officer of the Bank believes that the Participant has not substantially performed the Participant’s duties, after which Participant shall have 30 business days to cure such failure, provided that such failure is, in the reasonable discretion of the Chief Executive Officer of the Bank, susceptible to a cure;

(2) any material violation of any material law, rule, or regulation applicable to banks or the banking industry generally (including but not limited to the regulations of any applicable regulatory authority);

(3) the exhibition by the Participant of a standard of behavior within the scope of or related to the Participant’s employment that is in violation of any written policy, board committee charter, or code of ethics or business conduct (or similar code) of the Bank to which the Participant is subject; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Participant who shall have 10 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Chief Executive Officer of the Bank, susceptible to a cure;

(4) any act of fraud, misappropriation, or embezzlement by the Participant, whether or not such act was committed in connection with the business of the Bank;

(5) a material breach of Section 8 hereof; or

(6) the Participant’s indictment for, conviction of, or pleading guilty or nolo contendere to with respect to (a) a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime, or lesser offense is connected with the business of the Bank, or (b) any crime in connection with the business of the Bank.

j. “Change of Control” means:

(1) the acquisition by any “person” (“Person”), as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Holding Company, the Bank or a subsidiary or any Bank employee benefit plan (including its trustee)), of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Holding Company or the Bank representing 50% or more of the total number of shares of the Holding Company or the Bank’s then outstanding securities;

(2) individuals who, as of the date hereof, constitute the Holding Company Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Holding Company Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Holding Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Holding Company Board; or

(3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Holding Company or the Bank (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the total number of shares of the Holding Company’s or the Bank’s outstanding securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the total number of shares of the then outstanding securities of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Holding Company or the Bank, or all or substantially all of the Holding Company’s or the Bank’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the total number of shares of the Holding Company’s or the Bank’s outstanding securities, (ii) no Person (excluding any corporation resulting from such Business Combination, or any employee benefit plan (including its trustee) of the Holding Company, the Bank or such corporation resulting from such Business Combination, or an “Exempt Person” as defined below) beneficially owns, directly or indirectly, 20% or more of, respectively, the total number of shares of the then outstanding securities of the corporation resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (iii) at least two-thirds (2/3) of the members of the board of directors of the Corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial plan, or of the action of the Holding Company Board, providing for such Business Combination.

A “Change of Control” shall not result from any transaction precipitated by the Bank or Holding Company’s insolvency, appointment of a conservator, or determination by a regulatory agency that the Bank is insolvent. For the avoidance of doubt, a “Change of Control” shall not include consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of July 24, 2025 by and between Synovus Financial Corp. and Pinnacle Financial Partners, Inc.

k. “Commission Plan” means the Bank’s commission-based incentive plan(s), as such plan(s) may be modified from time to time.

l. “Committee” means the Compensation and Human Capital Committee of the Holding Company Board or any other committee designated by the Holding Company Board to administer this Plan.

m. “Competitive Services” means commercial and consumer banking, wealth services, treasury management, mortgage services, premium finance, asset-based lending, structured lending, capital markets, insurance, and international banking, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Holding Company or the Bank as of the Participant’s date of termination, or during the two (2) years immediately prior to the Participant’s date of termination.

n. “Confidential Information” means any and all data and information relating to the Holding Company, the Bank or their respective activities, business, customers, or clients that (1) is disclosed to the Participant or of which the Participant becomes aware as a consequence of the Participant’s employment with the Bank; (2) has value to the Holding Company or the Bank; and (3) is not generally known outside of the Holding Company or the Bank. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Holding Company or the Bank: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer or customer lists; customer or customer files, data and financial information; details of customer or customer contracts; current and anticipated customer or customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Holding Company or the Bank, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Holding Company or the Bank. In addition to data and information relating to the Holding Company or the Bank, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Holding Company or the Bank by such third party, and that the Holding Company or the Bank has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Holding Company or the Bank.

o. “Disability” means a condition for which benefits would be payable under any long-term disability coverage (without regard to the application of any elimination period requirement) then provided to the Participant by the Bank or, if no such coverage is then being provided, the inability of the Participant to perform the essential functions of the Participant’s job with the Bank, with or without reasonable accommodation, for a period of at least 120 consecutive days or at least 180 days in any 365-day period as certified by a physician chosen by the Participant and reasonably acceptable to the Bank.

p. “Employee” means a full-time salaried employee of the Bank or the Holding Company.

q. “Good Reason” means:

(1) a material adverse reduction in the Participant’s position, duties, or responsibilities, excluding for this purpose: (i) a change in the position or level of officer to whom the Participant reports, (ii) a change that is part of a policy, program, or arrangement applicable to peer executives (including peer executives of any successor to the Bank), or (iii) an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Participant;

(2) the Bank’s requiring the Participant to be based at any office or location more than 50 miles from the location where Participant was employed on the Change of Control;

(3) a material reduction in Participant’s Annual Base Salary or Target Annual Incentive, unless such reduction is part of a policy, program, or arrangement applicable to peer executives (including peer executives to any successor to Bank); or

(4) any failure by the Bank to comply with and satisfy Section 9 (b) or (c) of this Plan;

provided that (A) before terminating employment for Good Reason, (i) the Participant shall give notice to the Bank of the existence of Good Reason for termination, which notice must be given by the Participant to the Bank within 90 days of the Participant’s discovery of the existence of the condition(s) giving rise to Good Reason for termination and shall state with reasonable detail the condition(s) giving rise to Good Reason for termination, and (ii) the Bank shall have 60 days from the date of receipt of such notice to remedy the condition(s) giving rise to Good Reason for termination; and (B) such termination must occur within 12 months of the initial existence of the condition(s) giving rise to Good Reason for termination.

r. “Health Benefits Continuation Period” means twelve (12) months, in the case of a Tier 3 Participant, or eighteen (18) months, in the case of a Tier 1 or Tier 2 Participant, following the Participant’s date of termination.

s. “Holding Company Board” means the Board of Directors of the Holding Company.

t. “Material Contact” means (1) having dealings with a customer or potential customer on behalf of the Holding Company or the Bank; (2) coordinating or supervising dealings with a customer or potential customer on behalf of the Holding Company or the Bank; (3) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of Participant’s employment with the Bank; or (4) receiving compensation, commissions, or earnings that resulted from the sale or provision of products or services of the Holding Company or the Bank to a customer within the two (2) years preceding the conduct in question (if the conduct occurs while the Participant is still employed by the Bank) or the date of termination (if the conduct occurs after the Participant’s Termination), as applicable.

u. “Participant” means any individual who (i) is an Employee at the time he or she is designated by the Board or the Committee as a Tier 1 Participant, Tier 2, or Tier 3 Participant in this Plan, and (ii) signs and delivers to the Bank a Participation Agreement.

v. “Participation Agreement” means the written agreement, in substantially the form attached hereto as Exhibit A, confirming an Employee as a Participant in this Plan.

w. “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

x. “Plan Administrator” means the Committee designated in Section 10 or its delegate, having full discretionary authority to administer and interpret the Plan.

y. “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

z. “Protected Customer” means any Person to whom the Holding Company or the Bank has sold its products or services or actively solicited to sell its products or services, and with whom the Participant has had Material Contact on behalf of the Holding Company or the Bank during the last two years preceding the conduct in question (if the conduct occurs while the Participant is still employed by the Bank) or the date of termination (if the conduct occurs after the Participant’s Termination), as applicable.

aa. “Protective Covenants” means the protective covenants contained in Section 8 of this Plan.

bb. “Pro Rata Bonus” means the product of (1) a fraction, the numerator of which is the greater of (i) six, or (ii) number of full months the Participant worked in the calendar year of the Participant’s termination (e.g., an October 1 termination date results in a numerator of 9) and the denominator of which is 12; multiplied by (2) for a Participant in the AIP, the Target Annual Incentive for which the Participant was eligible immediately prior to his or her date of termination or, for a Participant in the Commission Plan, the Annual Commission received by the Participant for the fiscal year immediately preceding the fiscal year in which the Participant’s date of termination occurs.

cc. “Restricted Period” means any time during the Participant’s employment with the Bank plus twelve (12) months, in the case of a Tier 3 Participant, or twenty-four (24) months, in the case of a Tier 1 or Tier 2 Participant, following the Participant’s date of termination.

dd. “Restricted Territory” means: (1) all states to which Participant was principally assigned at any time during the one (1) year preceding the conduct in question (if the conduct occurs while the Participant is still employed by the Bank) or the date of termination (if the conduct occurs after the Participant’s termination), as applicable; and (2) any other territory where Participant is working on behalf of the Bank at any time during the one (1) year preceding the conduct in question (if the conduct occurs while Participant is still employed by the Bank) or the date of termination (if the conduct occurs after Participant’s termination), as applicable.

ee. “Severance Amount” means the Severance Multiple times the sum of the Participant’s Annual Base Salary and Annual Incentive Amount.

ff. “Severance Benefits” means the Severance Amount, the Pro Rata Bonus and the COBRA Benefit.

gg. “Severance Multiple” means one (1) in the case of a Tier 3 Participant, two (2) in the case of a Tier 2 Participant, and three (3) in the case of a Tier 1 Participant.

hh. “Target Annual Incentive” means a Participant’s then-current target Annual Incentive opportunity.

ii. “Tier 1 Participant” means any Employee of the Bank designated by the Committee as a Tier 1 Participant.

jj. “Tier 2 Participant” means any Employee of the Bank designated by the Committee as a Tier 2 Participant.

kk. “Tier 3 Participant” means any Employee of the Bank designated by the Committee as a Tier 3 Participant.

3. Participation.

a. Designation of Participants. Eligibility to participate in the Plan shall be limited to those Employees of the Bank who (i) are designated as Tier 1, Tier 2, or Tier 3 Participants by the Committee, in its sole discretion, and (ii) following such designation, deliver to the Bank a properly executed Participation Agreement confirming the Employee’s eligibility for this Plan and agreement to the terms of the Plan and the Participation Agreement within thirty (30) days after receipt thereof. The Committee shall limit the class of persons designated as Participants in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA. In lieu of expressly designating Tier 2 Participants for Plan participation, the Committee may establish eligibility criteria (consistent with the provisions of this Section 3(a)) providing for participation of one or more Employees qualifying as Tier 2 Participants who satisfy such criteria.

b. Duration of Participation. A Participant shall cease to be a Participant in this Plan if: (i) the Participant ceases to be employed by the Bank, unless such Participant is then entitled to a Severance Benefit as provided in Section 4 of this Plan; or (ii) the Committee removes the Employee as a Participant before a Change of Control by notice to the Employee in accordance with Section 11 hereof (and for the avoidance of doubt, no person will be removed as a Participant during the twenty-four (24) month period following a Change of Control). Further, participation in this Plan is subject to the unilateral right of the Committee to terminate or amend the Plan in whole or in part as provided in, and subject to the limitations of, Section 13 hereof. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a Severance Benefit as provided in Section 4 of this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full. Any Severance Benefits to be provided to a Participant under this Plan are subject to all of the terms and conditions of the Plan.

c. No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Bank to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

4. Severance Benefits. Subject to Section 4(c), in the event Participant’s employment by Bank is terminated during the Change of Control Period either (i) by the Bank for any reason other than Cause or Participant’s death or Disability, or (ii) by Participant for Good Reason, then:

a. The Bank shall pay to Participant the Severance Amount in a lump sum in cash on the first payroll date to occur after the 60th day following Participant’s date of termination;

b. The Bank shall pay to Participant the Pro Rata Bonus in a lump sum in cash on the first payroll date to occur after the 60th day following Participant’s date of termination; and

c. If the Participant elects to continue participation in any group medical, dental, vision, and/or prescription drug plan benefits to which the Participant and/or the Participant’s eligible dependents would be entitled under COBRA, then for the Health Benefits Continuation Period, the Bank shall pay to the Participant an amount in cash equal to the COBRA cost of such coverage; provided, however, that (1) that if the Participant becomes eligible to receive medical benefits under a program of a subsequent employer or otherwise (including coverage available to the Participant spouse through the spouse’s employer), the Bank’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (2) the Health Benefits Continuation Period shall run concurrently with any period for which the Participant is eligible to elect health coverage under COBRA; (3) the Bank-paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in the Participant’s income in accordance with applicable rules and regulations; (4) during the Health Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (5) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (6) the Participant’s rights pursuant to this Section 4(b) shall not be subject to liquidation or exchange for another benefit.

d. Notwithstanding anything herein to the contrary, payment of the Severance Benefits shall be conditioned upon (i) the Participant’s execution and non‑revocation of a separation agreement and general release, in a form provided by the Bank, within forty‑five (45) days following the Participant’s date of termination, (ii) the Participant’s compliance with the terms of such release, and (iii) the Participant’s continued compliance with the Protective Covenants in Section 8. Failure to comply shall result in forfeiture and, in the sole discretion of the Committee, repayment of the Severance Benefits.

5. Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice provided by the Bank or any of its affiliated companies and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as the Participant may have under any contract or agreement with the Bank or any of its affiliated companies. Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Bank or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Plan.

6. Full Settlement. The Bank’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as otherwise provided in this Plan, such amounts shall not be reduced whether or not the Participant obtains other employment.

7. Limitation Upon Payments by the Bank. In the event that any amount or benefits made or provided to the Participant under this Plan and any other plans, programs, or agreements of the Bank (collectively, the “Covered Payments”) are determined to constitute a parachute payment, as such term is defined in Code Section 280G(b)(2) and would subject the Participant to an excise tax under Code Section 4999 (the “Excise Tax”), the Covered Payments shall be reduced so that the maximum amount of the Covered Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Covered Payments to be subject to the Excise Tax; provided, however, that the Covered Payments shall be reduced under this Section only to the extent that the after-tax value of amounts received by the Participant after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Covered Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Covered Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change of Control). All determinations required under this Section shall be made by an accounting, executive compensation or law firm appointed by the Bank (the “Consultant”). The Consultant’s fees and expenses shall be paid by the Bank.

8. Protective Covenants. For purposes of this Section 8, the “Bank” shall be deemed to include both the Holding Company and the Bank.

a. As a condition of receiving benefits under this Plan, Participants covered by this Plan shall not, directly or indirectly, use any Confidential Information on the Participant’s own behalf or on behalf of any Person other than the Bank, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Bank to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. The Participant further agrees that the Participant shall fully cooperate with the Bank in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Plan is not intended to, and does not, alter either the Bank’s rights or the Participant’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Participant shall not be restricted from: (1) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Participant shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by the Participant; (2) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Participant shall not need the prior authorization of the Bank to make any such reports or disclosures and shall not be required to notify the Bank that the Participant has made such reports or disclosures; or (3) disclosing information about a dispute involving a nonconsensual sexual act or sexual contact (including when the victim lacks capacity to consent), or a dispute relating to conduct that is alleged to constitute sexual harassment under applicable law. In addition, and anything herein to the contrary notwithstanding, the Participant is hereby given notice that he/she shall not be criminally or civilly liable under any federal or state trade secrets law for: (4) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (5) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b. As a condition of receiving benefits under this Plan, during the Restricted Period, the Participant shall not, without the prior written consent of the Bank, directly or indirectly, on the Participant’s own behalf or as a Principal or Representative of any Person (i) solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services; or (ii) provide Competitive Services to a Protected Customer anywhere within the Restricted Territory. Actions prohibited by Section 8(b)(i) above include, but are not limited to, using social media platforms (including without limitation LinkedIn and Facebook) to make posts directed in whole or in part at Protected Customers, or to send unsolicited communications to Protected Customers regarding Competitive Services.

c. As a condition of receiving benefits under this Plan, during the Restricted Period, the Participant shall not, within the Restricted Territory, directly or indirectly, whether on the Participant’s own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Bank to terminate the employee’s employment or other relationship with the Bank or to enter into employment or any other kind of business relationship with the Participant or any other Person.

d. As a condition of receiving benefits under this Plan, the Participant must not retain or destroy (except as set forth below), and must immediately return to the Bank on or prior to the date of termination, or at any other time the Bank requests such return, any and all property of the Bank that is in the Participant’s possession or subject to the Participant’s control, including, but not limited to, customer or customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Bank and its business (regardless of form, but specifically including all electronic files and data of the Bank), together with all Protected Works and Confidential Information belonging to the Bank or that the Participant received from or through the Participant’s employment with the Bank. The Participant must not make, distribute, or retain copies of any such information or property. To the extent that the Participant has electronic files or information in the Participant’s possession or control that belong to the Bank, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the date of termination, or at any other time the Bank requests, the Participant shall (i) provide the Bank with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Bank); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Bank-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (iii) if requested by the Bank, provide a written certification to the Bank that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

e. Enforcement of Protective Covenants.

(1)The parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event the Participant breaches, or threatens to breach, any of the Protective Covenants, The Bank shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, the Participant from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank. The Participant understands and agrees that if the Participant violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity the Bank’s ability to enforce its rights under the Protective Covenants or applicable law against the Participant shall not be impaired in any way by the existence of a claim or cause of action on the part of the Participant based on, or arising out of, this Plan or any other event or transaction.

(2) The Participant acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any provision or any part of any provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other provision or any other part of any provision of this Plan or such Protective Covenant. If any provision or any part of any provision of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, it is the intent of the Parties that such court modify such provision or part of a provision to such lesser scope as such court may deem just and proper for the reasonable protection of the Bank’s legitimate business interests, and that such provision or part of a provision may be enforced by the Bank to that extent in the manner described above and all other provisions and parts of provisions of this Plan shall be valid and enforceable.

9. Successors.

a.This Plan shall bind any successor of the Bank, its assets or its businesses whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Bank would be obligated under this Plan if no succession had taken place. The Bank shall require any such successor to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

b. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(b), the Bank shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process. This Plan shall inure to the benefit of a Participant’s heirs, executors, administrators and legal representatives and beneficiaries.

c. As used in this Plan, “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.

10. Plan Administration. The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (a) to determine whether a particular Employee is a Participant, and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to one or more officers of the Company. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated.

11. Miscellaneous.

a. This Plan shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The exclusive forum for any action relating to or arising out of this Plan, shall be the state or federal courts of the State of Georgia. With respect to any such court action, the Participant hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to venue; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or venue. The parties hereto further agree that the state and federal courts of the State of Georgia are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

b. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

c. This Plan may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives; provided, however, that the Bank may amend, modify or terminate this Plan without Participant's consent by providing Participant with 12 months prior written notice of such amendment, modification or termination.

d. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid

If to the Participant:

To the Participant’s most recent home address as filed with the Bank

If to the Bank:

Pinnacle Bank
3400 Overton Park Drive
Atlanta, Georgia 30339
Attention: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by first class mail.

e. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.

f. The Bank may withhold from any amounts payable under this Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

g. The Participant’s or the Bank’s failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right the Participant or the Bank may have hereunder, including, without limitation, the right of the Participant to terminate employment for Good Reason pursuant to Section 4 of this Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

h. This Plan cancels and supersedes any and all previous change of control agreements between Participant and Bank (including without limitation all Bank affiliates and subsidiaries).

i. Amounts payable under this Plan are subject to any clawback or recoupment policy that the Holding Company and/or the Bank may adopt from time to time to the extent provided in such Policy.

12. Code Section 409A.

a. This Plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Bank nor its directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by the Participant as a result of the application of Section 409A of the Code.

b. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such payment event meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non- Exempt Deferred Compensation termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, then, subject to subsection (c) below, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

c. Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan by reason of the Participant’s separation from service during a period in which the Participant is a specified employee (as determined by the Bank in accordance with Section 409A of the Code and Treasury Reg. Section 1.409A-3(i)(2)), then, subject to any permissible acceleration of payment by the Bank under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six- month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

d. Each payment of termination benefits under this Plan shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

e. Whenever in this Plan a payment or benefit is conditioned on the Participant’s execution of a release of claims, such release must be executed, and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Bank may elect to make or commence payment at any time during such period.

f. If Participant is entitled to be paid or reimbursed for any taxable expenses under this Plan, and such payments or reimbursements are includible in the Participant’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Participant to reimbursement of expenses under this Plan shall be subject to liquidation or exchange for another benefit.

g. The Bank shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Participant of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

13. Plan Amendment and Termination. The Holding Company Board or the Committee may amend or terminate the Plan at any time; provided that (a) no amendment or termination adverse to a Participant shall be effective (i) when the Holding Company Board has knowledge that any person has taken steps reasonably calculated to effect a Change of Control until, in the Holding Company Board’s good faith opinion, such person has abandoned or terminated its efforts; or (ii) during the period beginning on a

Change of Control and ending on the later of the end of the Change of Control Period or the date all benefits payable in connection with the Change of Control have been paid; and (b) Sections 8 and 11 shall survive any termination of the Plan to the extent necessary to administer outstanding claims and obligations.

EXHIBIT A

Form of Participation Agreement

[DATE]

[NAME]
[ADDRESS]

Dear [NAME]:
You are being offered the opportunity to become a participant (a “Participant”) in the Pinnacle Bank Change of Control Severance Plan (the “Plan”) as a Tier _ participant and thereby to become eligible to receive the severance benefits set forth in the Plan subject to the terms of the Plan. A copy of the Plan is attached to this letter agreement (this “Agreement”). You should read it carefully and become comfortable with its terms and conditions, as well as the terms and conditions set forth below. Upon your execution of this Agreement and its delivery to the Bank, you will be a Participant in the Plan. Capitalized terms not defined in this Agreement will have the meanings assigned to them in the Plan.
By executing this Agreement, you agree to be bound by, and you promise to abide by, the terms of the Plan, including, without limitation, the restrictive covenants set forth in Section 8 of the Plan. Your execution of this Agreement is your acknowledgment that (a) you have fully read and you understand the Plan and this Agreement, (b) you have had sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial/ and legal consequences of your participation in the Plan, and (c) you are voluntarily entering into this Agreement. As a Participant in the Plan you will not be eligible to participate in, or receive severance pay or benefits under, any other Bank severance plan, policy or agreement.

PINNACLE BANK

Name:
Title:
Date:

PARTICIPANT
Name:
Date: